Exhibit 99.1

Point Therapeutics Changes Date of Annual Shareholders' Meeting to
August 3, 2004

    BOSTON--(BUSINESS WIRE)--June 16, 2004--Point Therapeutics (NASDAQ: POTP) today announced that the Company has changed the date of its Annual Shareholders' Meeting to August 3, 2004. The meeting was originally scheduled to be held on June 24, 2004.
    All shareholders are invited to attend this meeting which will be held at the offices of Ropes & Gray LLP, One International Place, 36th Floor, Boston, MA 02110 at 10:00 AM ET, on August 3, 2004.
    Don Kiepert, CEO of Point Therapeutics, will present the progress made by the Company over the last year and outline the plans for future growth.
    The meeting will be webcast through the Point Therapeutics Web site at www.pther.com.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors, certain hematopoietic disorders and vaccine adjuvants. Point's lead product candidate, talabostat, has the potential to inhibit the growth of certain cancerous tumors.
    In 2004, Point expects to initiate four Phase 2 clinical studies in three different tumor types. The first Phase 2 study has been initiated and is evaluating talabostat in combination with Taxotere(R) in patients with non-small cell lung cancer. The other planned trials will study talabostat in combination with cisplatin in metastatic melanoma, in combination with Rituxan(R) in chronic lymphocytic leukemia and as a single-agent therapeutic in metastatic melanoma. Point is currently testing talabostat in combination with Rituxan(R) in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.
    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain the necessary regulatory approvals, (iii) obtain external funding to finance the operations and
(iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Amendment No.2 to Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on June 1, 2004 and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics
             Richard N. Small, 617-933-2136
             or
             The Trout Group
             Investor Relations:
             Ritu Baral, 212-477-9007 ext. 25